ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20090533792-60
Ross Miller Secretary of State State of Nevada	Filing Date and Time 07/01/2009 10:23 AM
	Entity Number C8186-1996

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

CPC of America, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series E Preferred Stock.

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The definition of "Conversion Price" set forth in Section 2 of the Certificate of Designation shall be deleted in its entirety and replaced with the following:

"Conversion Price" shall mean $2.75 per share of Series E Preferred Stock subject to adjustment per Section 7."

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.